EXHIBIT 10.22
AMENDMENT #1
CARDTRONICS, INC.
(formerly Cardtronics Group, Inc.)
2001 STOCK INCENTIVE PLAN
I. PURPOSE
     Whereas on June 4, 2001, Cardtronics, Inc. (the “Company”) adopted the CARDTRONICS GROUP, INC. 2001 STOCK INCENTIVE PLAN (the “Plan”).
     Whereas, initially the Plan provided that the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 400,920 shares; provided, however, that the number of shares of Common Stock that may be issued under the Plan shall be increased automatically to 476,114 shares upon the subsequent aggregate capital contribution to the Company of $5,000,000 by Summit Capital II, L.P., and Summit Capital Parallel II, L.P.(now known as CapStreet II, L.P., and CapStreet Parallel II, L.P. and herein collectively called “CapStreet”), within one year of the execution of, and in accordance with, that certain Contribution Agreement dated June 4, 2001, by and among Summit Capital II, L.P., Summit Capital Parallel II, L.P., Card Pro, Inc., certain Securityholders of Card Pro, Inc., and the Company;
     Whereas, the above-described additional contribution by CapStreet was timely made and therefore the aggregate number of shares of Common Stock that could be issued under the Plan increased to 476,114; and
     Whereas, pursuant to the written consent of the Shareholders made on January 30, 2004, the aggregate number of shares that may be issued under the Plan was increased by 8,000 shares i.e. to 484,114.
     Now therefore, Section V(a) of the Plan is hereby amended such that nothing to the contrary in said section and subject to adjustment in the same manner as provided in Paragraph VIII with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 484,114.
Dated effective January 30, 2004.

CARDTRONICS, INC.
By:	/s/ Michael E. Keller
Michael E. Keller, Secretary

Cardtronics, Inc.
2001 Stock Incentive Plan
Amendment #1